Exhibit 99.1

SORRENTO THERAPEUTICS AND ITS WHOLLY-OWNED SUBSIDIARY, TNK THERAPEUTICS, TO EXCLUSIVELY LICENSE CYTOLUMINA’S NANOVELCRO CIRCULATING TUMOR CELL PROFILING ASSAY

- PRECISION MEDICINE DIAGNOSTICS FOR ANTIBODY AND ADOPTIVE CAR-T AND CAR.TNK IMMUNOTHERAPIES

San Diego, CA – August 11, 2015 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento) announced today that it as well as its wholly-owned subsidiary TNK Therapeutics, Inc. have entered into a binding term sheet to exclusively license the NanoVelcro Circulating Tumor Cell (CTC) profiling assay technology from CytoLumina Technologies Corp. and FetoLumina Technologies Corp., two privately-held sister biotechnology companies in Los Angeles, California. The exclusive licenses will cover the applications of the NanoVelcro CTC assay and its portfolio technologies for precision medicine diagnostics in conjunction with all cellular therapies and Sorrento antibody therapeutics.

The NanoVelcro Chip is a device capable of enriching, isolating, and identifying CTCs from peripheral blood of cancer patients. Coupled with downstream molecular assays, it enables the characterization of individually isolated CTCs, thus providing diagnostic information for the monitoring of real-time disease progression and tailoring individualized therapy solutions for cancer patients. The NanoVelcro Chip utilizes antibody-coated nanostructured substrates to capture CTCs with high efficiency. Once the CTCs are immobilized on the NanoVelcro Chips, laser capture microdissection technology allows for selective recovery of the CTCs with single-cell precision, virtually eliminating any trace of contamination from white blood cells that might complicate further downstream analysis. Finally, the isolated and purified CTCs are subjected to in-depth molecular characterization, including mutational analysis, copy number variance, expression profiling, multi-color protein staining as well as quantification of key phospho-proteins in signal transduction networks. These CTC-derived molecular signatures may help doctors to implement personalized therapies targeting a patient’s unique cancer.

“We are excited to work with Sorrento and TNK Therapeutics, as we believe our technology may harness CTC’s potential as “liquid biopsy” to overcome the challenges encountered in the conventional tumor biopsy and significantly advance the field of precision medicine. Our device has been tested with peripheral blood samples from more than 1000 cancer patients suffering from a variety of solid tumors, including breast, prostate, pancreatic, gastro-intestinal, kidney, hepatocellular, non-small cell lung cancer, and melanoma”, said Hsian-Rong Tseng, PhD, Professor of Molecular and Medical Pharmacology at University of California at Los Angeles (UCLA), faculty at the California NanoSystems Institute, Member of the Jonsson Comprehensive Cancer Center, and the inventor of the NanoVelcro Chip.

“Working with CytoLumina and FetoLumina and utilizing the NanoVelcro Chip technology as companion diagnostics will put Sorrento and TNK Therapeutics into a unique position in the antibody and adoptive cellular immunotherapy field”, said Dr. Henry Ji, President and CEO of Sorrento. “One of the biggest challenges in cancer therapy is that every patient’s tumor is heterogeneous and often mutates and evolves over the course of treatment. The NanoVelcro CTC assay will enable the precise identification of tumor surface antigens on individual patient’s cancer cells in a minimally invasive manner. For CTC capture on the NanoVelcro chip, we will use matching Sorrento antibodies that TNK Therapeutics will incorporate into its chimeric antigen receptors (CAR) for CAR-T or CAR.TNK therapies, thus paving the way for implementation of personalized immunotherapies.”

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage biopharmaceutical company developing new treatments for cancer and associated pain and inflammation and autoimmune diseases. Sorrento recently licensed multiple late-stage biosimilar and biobetter antibodies for oncology and inflammation diseases for the US, European and Japanese markets. Sorrento recently sold the rights to Cynviloq™, which successfully completed the TRIBECA™ study, to NantPharma. The company is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist to treat terminal cancer patients suffering from intractable pain.

In December 2014, Sorrento and NantWorks formed a global joint venture, now called Immunotherapy NANTiBody, LLC, to focus on immunotherapies for cancer. Also in December 2014, Sorrento and Conkwest, Inc., now renamed as NantKwest, Inc., an immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, entered into an agreement to jointly develop CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer and infectious diseases. In March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop immunotherapies against tumor neo-epitopes. In July 2015, Sorrento and NantBioScience, Inc., a subsidiary of NantWorks, established a joint venture, called NantCancerStemCell, LLC to focus on the development of “first-in-class” small molecules against targets which may address important drivers of cancer growth including cancer stem cells.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Sorrento’s prospects, including, but not limited to any statements about the NanoVelcro Circulating Tumor Cell (CTC) assay technology; chimeric antigen receptor (CAR) T cell programs; potential combination therapies, Sorrento’s expectations for adoptive cellular immunotherapies,

Sorrento’s collaborations with NantKwest, NantCell, NantPharma and NantBioScience, and the development of adoptive immunotherapies and the biosimilar/biobetter programs; Sorrento’s ability to leverage the expertise of its employees and partners to assist the company in the execution of its strategies; Sorrento’s advances made in developing RTX, CAR.TNKs and human monoclonal antibodies using its proprietary G-MAB fully human antibody technology, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, G-MAB™, CAR.TNK™, TNK Therapeutics™, and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

Logo - http://photos.prnewswire.com/prnh/20150105/167173LOGO

SOURCE: Sorrento Therapeutics, Inc.

Contact:

Henry Ji, Ph.D.

President & Chief Executive Officer

Tel: (858) 668-6923

hji@sorrentotherapeutics.com